AGREEMENT FOR SHARE EXCHANGE

THIS AGREEMENT FOR SHARE EXCHANGE (this “Agreement”) is dated as of _______________, 2009, by and among TABLE MESA ACQUISITIONS, INC., a Nevada  corporation (“TABLE MESA”), OBIO PHARMACEUTICAL (H.K.), LTD.,  a Hong Kong corporation (“OBIO HK”), and OBIO PHARMACEUTICAL HOLDINGS LTD., a British Virgin Islands corporation and effectively the sole beneficial shareholder of OBIO HK (hereinafter the “SHAREHOLDER”).

RECITALS:

TABLE MESA and the SHAREHOLDER desire to complete a share exchange transaction pursuant to which TABLE MESA shall acquire all of the issued and outstanding common stock of OBIO HK solely in exchange for the issuance of shares of common  stock of TABLE MESA (the “Exchange”) ; and

THE Board of Directors of TABLE MESA and the Board of Directors of t he SHAREHOLDER have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement; and

THE SHAREHOLDER is the beneficial owner of all of the issued and outstanding shares of OBIO HK; and

Lilian Fong, Ming C. Li, Jay Lutsky, Donna Lutsky, Gary Joiner and Randy Sasaki (together, the “TM Shareholders”) collectively own all the current issued and outstanding common stock of TABLE MESA.

THE PARTIES desire to make certain representations, warranties and agreements in connection with completion of the Exchange ..

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

THE EXCHANGE

1.1

The Exchange.  At the Closing (as hereinafter defined), TABLE MESA shall acquire all of the issued and outstanding common stock of OBIO HK from the SHAREHOLDER.   TABLE MESA shall issue a total of 147,000,000 shares of its common stock , representing 98% of the issued and outstanding common stock of TABLE MESA following such issuance (the “Exchange Shares”) in exchange for 2 shares of OBIO HK, representing 100% of the issued and outstanding common stock of OBIO HK.  The Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law.  Immediately following completion of the Exchange through issuance of the Exchange Shares, TABLE MESA shall have a total of 150,000,000 shares of its common stock issued and outstanding, owned by the persons and in the amounts specified in Exhibit B attached hereto.  Notwithstanding the foregoing, as specified in Section 4.6 hereof, SHAREHOLDER shall have the right at any time following the Exchange and on or before March 31, 2010, to elect to require that possession of the share certificates representing the Exchange Shares and the shares of OBIO HK be transferred to an Escrow Agent.  In the event SHAREHOLDER makes such an election, the Escrow Agent shall thereafter  hold such shares in escrow pursuant to the terms of an Escrow Agreement substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”) until the SHAREHOLDER’S  right of rescission described in Section 6.5 expires or is exercised by the SHAREHOLDER. Except as expressly contemplated hereby or by the terms of the Escrow Agreement, the possession of the certificates representing the Exchange Shares and the shares of OBIO HK by the Escrow Agent shall not affect the rights of the SHAREHOLDER in the Exchange Shares or the rights of TABLE MESA in the shares of OBIO HK.  Accordingly, for US Federal income tax purposes, it is intended that the Exchange shall constitute a non-taxable transaction under the Internal Revenue Code of 1986, as amended (the “Code”).  This Agreement is intended to constitute a plan of reorganization as such term is used and defined in the Code.

1.2

Closing and Effective Time.  Subject to the provisions of this Agreement, the parties shall hold a closing (the “ Closing ” ) on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) such other date as the parties hereto may agree (the date described in (i) or (ii), the “ Closing Date ” ), at such time and place as the parties hereto may agree.  Such date shall be the date of the Exchange (the “Effective Time”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1

Representations and Warranties of TABLE MESA.  TABLE MESA represents and warrants to OBIO HK as follows:

(a)

Organization, Standing and Power.  TABLE MESA (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, (ii) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)

Capital Structure.  As of the date of execution of this Agreement, the authorized capital stock of TABLE MESA consists of 150,000,000 shares of $0.001 par value Common Stock, of which 3,000,000 shares are currently issued and outstanding (all of which are held, beneficially and of record, by the TM

Shareholders) and 20,000,000 shares of $0.001 par value Preferred Stock, of which no shares are issued and outstanding.   Schedule 2.1(b) hereto sets forth, as of the date of this Agreement the name of each shareholder of TABLE MESA and the number of shares held by such shareholder.   Schedule 2.1(b) shall be updated by TABLE MESA, if necessary, so that such schedule is true and correct immediately prior to the Closing.  When issued at Closing, the Exchange Shares shall be validly issued, fully paid and non-assessable and not subject to preemptive rights. Except as described on Schedule 2.1(b) hereto , there are nooptions,  warrants, calls, agreements or other rights to purchase or otherwise acquire from TABLE MESA at any time, or upon the happening of any stated event, any shares of the capital stock of TABLE MESA whether or not presently issued or outstanding.

(c)

Certificate of Incorporation, Bylaws, and Minute Books.  The copies of the Articles of Incorporation, Bylaws and other corporate documents of TABLE MESA , which have been delivered to OBIO HK are true, correct and complete copies thereof.  The minute book of TABLE MESA, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of TABLE MESA since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

(d)

Authority.  TABLE MESA has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of TABLE MESA.  No other corporate or shareholder proceedings on the part of TABLE MESA are necessary to authorize the Exchange, or the other transactions contemplated hereby.

(e)

Conflict with Other Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation” ) pursuant to any provision of the Articles of Incorporation or Bylaws or any other organizational document of TABLE MESA or, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to TABLE MESA.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required by or with respect to TABLE MESA in connection with the execution and delivery of this Agreement by TABLE MESA or the consummation by TABLE MESA of the transactions contemplated hereby.

(f)

Books and Records.  TABLE MESA has made and will make available for inspection by OBIO HK and the SHAREHOLDER upon reasonable request all the books of TABLE MESA relating to the business of TABLE MESA.  Such books of TABLE MESA have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to the SHAREHOLDER, OBIO HK or their representatives by TABLE MESA are or will be true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)

Compliance with Laws.  TABLE MESA is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h)

Litigation.   Except as set forth on Schedule 2.1(h) hereto, there is no suit, action or proceeding pending, or, to the knowledge of TABLE MESA, threatened against or affecting TABLE MESA or, to the knowledge of TABLE MESA, the TM Shareholders , which is reasonably likely to have an adverse effect on TABLE MESA, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against TABLE MESA or, to the knowledge of TABLE MESA, the TM Shareholders, having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(i)

SEC Filings.   TABLE MESA is a reporting company with the US Securities and Exchange Commission (the “SEC”) and is current in all of its required reporting obligations (reports filed pursuant to such reporting obligations, the “SEC Reports”) ..   As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(j)

Financial Statements.  The financial statements of TABLE MESA included in its filings with the SEC comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of TABLE MESA as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(k)

Liabilities.  TABLE MESA has no outstanding Liabilities as of the date of execution of this Agreement.  “Liabilities” shall mean, with respect to any person or entity, any liability or obligation of such person or entity of any kind, character or description, whether known or unknown, absolute or contingent.

(l)

Tax Returns.  TABLE MESA has duly filed a ll tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it to any federal, state or local taxing authorities.  There are not now any pending questions relating to, or claims asserted for, taxes or assessments asserted against TABLE MESA.

2.2

Representations and Warranties of OBIO HK.  OBIO HK represents and warrants to TABLE MESA as follows:

(a)

 Organization, Standing and Power.  OBIO HK (i) is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong, (ii) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)

Capital Structure.  The authorized capital stock of OBIO HK consists of 10,000 shares at HK$1 each.  As of the date of execution of this Agreement, it has a total of 2 shares issued and outstanding.  All outstanding shares of OBIO HK stock are validly issued, fully paid and nonassessable and not subject to preemptive rights or other restrictions on transfer.  All of the issued and outstanding shares of OBIO HK were issued in compliance with all applicable securities laws.  Except as otherwise specified herein, there are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from OBIO HK at any time, or upon the happening of any stated event, any shares of the capital stock of OBIO HK.

(c)

Certificate of Incorporation, Bylaws and Minute Books.  The copies of the Articles of Incorporation, Bylaws and other corporate documents of OBIO HK , which have been delivered to TABLE MESA are true, correct and complete copies thereof.  The minute books of OBIO HK, which have been made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of OBIO HK since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

(d)

Authority.  OBIO HK has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by the Shareholder, has the requisite power and authority to consummate the transactions contemplated hereby.  Except as specified herein, no other corporate or shareholder proceedings on the part of OBIO HK are necessary to authorize the Exchange and the other transactions contemplated hereby.

(e)

Conflict with Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, result in any Violation of any provision of the Certificate of Incorporation or Bylaws of OBIO HK or result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to OBIO HK or its properties or assets which violation would have a material adverse effect on OBIO HK, taken as a whole.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to OBIO HK in connection with the execution and delivery of this Agreement by OBIO HK, or the consummation by OBIO HK of the transactions contemplated hereby.

(f)

Financial Statements.   The audited financial statements of OBIO HK for the years ended 31 December 2008 and 2007, and the unaudited financial statements of OBIO HK for the 6 months ended 30 June 2009, will be prepared in accordance with GAAP , except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and will fairly present in all material respects the financial position of OBIO HK as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.  Such financial statements will be completed and delivered to TABLE MESA pursuant to Section 5.2(b) hereof, as a condition precedent to Closing hereunder.

(g)

Books and Records.  OBIO HK has made and will make available for inspection by TABLE MESA upon reasonable request all the books of account, relating to the business of OBIO HK.  Such books of account of OBIO HK have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to TABLE MESA or its representatives by OBIO HK are or will be true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(h)

Compliance with Laws.  OBIO HK is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(i)

Liabilities and Obligations.  OBIO HK has no material Liabilities except (i) liabilities that are reflected and reserved against on the OBIO HK financial statements that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.

(j)

Litigation.  There is no suit, action or proceeding pending or, to the knowledge of OBIO HK threatened, against or affecting OBIO HK, which is reasonably likely to have a material adverse effect on OBIO HK, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against OBIO HK having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(k)

Taxes.  OBIO HK has filed or will file within the time prescribed by law (including any extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and OBIO HK has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. OBIO HK knows of (i) no other tax returns or reports that are required to be filed , which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

(l)

Licenses, Permits, Authorizations.  OBIO HK owns or possesses in the operation of its business all material authorizations that are necessary for it to conduct its business as now conducted, including, but not limited to, a license from the SHAREHOLDER to use its proprietary formulation of cysteamine   for research, development and sale of antiviral drugs.  Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

2.3

Representations and Warranties of the Shareholder.  By execution of this Agreement, the SHAREHOLDER represents and warrants to TABLE MESA as follows:

(a)

Shares Free and Clear.  The shares of OBIO HK it owns are free and clear of any liens, claims, options, charges or encumbrances of any nature.

(b)

Unqualified Right to Transfer Shares.   The SHAREHOLDER has the unqualified right to sell, assign, and deliver the shares of OBIO HK specified on Exhibit A hereof and, upon consummation of the transactions contemplated by this Agreement, subject to the right of rescission set forth in Section 6.5 below, TABLE MESA will acquire good and valid title to such shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(c)

Agreement and Transaction Duly Authorized.    The SHAREHOLDER is authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein.   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the SHAREHOLDER is a party or by which the SHAREHOLDER is bound.

ARTICLE III

COVENANTS RELATING TO CONDUCT OF BUSINESS

3.1

Covenants of OBIO HK and TABLE MESA.  During the period from the date of this Agreement and continuing until the Closing Date, OBIO HK and TABLE MESA each agree as to themselves and their subsidiaries (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

(a)

Ordinary Course.  Each party shall carry on its respective business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

(b)

Dividends; Changes in Stock.  No party shall (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, or (ii) repurchase or otherwise acquire, or permit any subsidiary or affiliate to purchase or otherwise acquire, any shares of its capital stock.

(c)

Issuance of Securities.    No party shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities.

(d)

Governing Documents.  No party shall amend or propose to amend its Articles of Incorporation or Bylaws or any other applicable governing document ..

(e)

No Dispositions.  Except for the transfer of assets in the ordinary course of business consistent with prior practice, no party shall sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to such party.

(f)

Indebtedness.  No party shall incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice.

3.2

Other Actions.  No party shall take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Exchange set forth in Article V not being satisfied.

ARTICLE IV

ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

4.1

Restricted TABLE MESA Shares.  The Exchange Shares will not be registered under the Securities Act of 1933 (the “Securities Act”) , but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute “offshore transactions” as defined in Regulation S under the Securities Act ..  Accordingly, the Exchange Shares will constitute “ restricted securities ” for purposes of the Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption therefrom.  The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at Closing an investment letter acknowledging the fact that the Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions.

4.2

Access to Information.  Upon reasonable notice, TABLE MESA and OBIO HK shall each afford to the officers, employees, accountants, counsel and other representatives of the other, access to all their respective properties, books, contracts, commitments and records and, during such period, each of TABLE MESA and OBIO HK shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request.  Unless otherwise required by law, the parties will hold any such information that is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason , each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party ..  Notwithstanding the foregoing, counsel to each of the parties shall be permitted to retain one copy of such documents ..

4.3

Legal Conditions to Exchange.  Each of TABLE MESA and OBIO HK shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange.  Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by TABLE MESA or OBIO HK or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

4.4

TABLE MESA Board of Directors and Officers.  The current officers of TABLE MESA shall resign as of the Closing Date after appointment of successors designated by OBIO HK.  The current directors of TABLE MESA shall resign as of the Closing Date, or as soon thereafter as permissible following compliance with Rule 14f-1 under the Exchange Act, after appointing successors designated by OBIO HK.  None of the information supplied or to be supplied by TABLE MESA for inclusion or incorporation by reference in the notice required by Rule 14f-1 under the Exchange Act will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.5

TABLE MESA Name Change.   Notwithstanding any provisions hereof which may be to the contrary, TABLE MESA shall take such steps as may be reasonably necessary or appropriate to change its corporate name to “Obio Pharmaceutical, Inc.” or  such other name as may be designated by OBIO HK, either prior to the Closing, or as soon as reasonably possible thereafter.

4.6

Appointment of Escrow Agent.

SHAREHOLDER shall have the right, at any time following completion of the Exchange and on or before March 31, 2010, to elect to require that possession of the share certificates representing the Exchange Shares and the shares of OBIO HK be transferred to an Escrow Agent.  Such election may be made by SHAREHOLDER at any time upon not less than three (3) days prior written notice to TABLE MESA at its address specified herein. In the event SHAREHOLDER makes such an election, the Escrow Agent shall thereafter take and hold possession of such shares in escrow pursuant to the terms of an Escrow Agreement substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”) until the SHAREHOLDER’S  right of rescission described in Section 6.5 expires or is exercised by the SHAREHOLDER. Transfer of possession of the share certificates to the Escrow Agent shall not affect the rights of SHAREHOLDER in the Exchange Shares or the rights of TABLE MESA in the shares of OBIO HK.

4.7

Indemnification by TABLE MESA.   TABLE MESA agrees to defend, indemnify and hold harmless t he SHAREHOLDER and all of the SHAREHOLDER ’S officers, directors, stockholders, employees and agents from and against any and all losses, expenses, costs and damages (other than costs and expenses directly incurred by OBIO HK and the officers, directors, stockholders, employees and agents of OBIO HK in the process of their due diligence investigation), including, but not limited to all expenses of defense and investigation relating thereto, of any and every nature and description, however incurred, arising out of any breach of a representation, warranty or covenant of TABLE MESA under this Agreement or any wrongful or negligent act or omission by TABLE MESA or any designee of TABLE MESA related to this Agreement, the transactions described herein, and any agreements or proceedings related to any of them.

4.8

Indemnification by OBIO HK.   OBIO HK agrees to defend, indemnify and hold harmless TABLE MESA and all of TABLE MESA’S officers, directors, stockholders, employees and agents against any and all expenses, costs and damages, (other than costs and expenses directly incurred by TABLE MESA and the officers, directors, stockholders, employees and agents of TABLE MESA in the process of their due diligence investigation), including, but not limited to all expenses of defense and investigation relating thereto, of any and every nature and description, however incurred, arising out of any breach of a representation, warranty or covenant of OBIO HK under this Agreement or any wrongful or negligent act or omission by OBIO HK or any designee of OBIO HK related to this Agreement, the transactions described herein, and any agreements or proceedings related to any of them.

4.9

OTCBB Requirements.  After Closing, TABLE MESA shall take all steps necessary to become a company whose stock is quoted on the OTC Bulletin Board.  Without limiting the foregoing, TABLE MESA shall have at least one market maker for its common shares and such market maker shall have obtained all permits and made all filings necessary in order for such market maker be a market maker of TABLE MESA.

ARTICLE V

CONDITIONS PRECEDENT

5.1

Conditions to Each Party’s Obligation To Effect the Exchange.  The respective obligations of each party to effect the Exchange shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.

5.2

Conditions to Obligations of TABLE MESA.  The obligation of TABLE MESA to effect the Exchange is subject to the satisfaction of each of the following conditions on or before the Closing Date unless waived by TABLE MESA:

(a)

Representations and Warranties.  The representations and warranties of OBIO HK and of the SHAREHOLDER set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and TABLE MESA shall have received a certificate signed on behalf of OBIO HK by the President of OBIO HK and a certificate signed on behalf of the SHAREHOLDER by an authorized officer of the SHAREHOLDER to such effect.

(b)

Performance of Obligations of OBIO HK.  OBIO HK shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, including but not limited to, delivery of the audited and unaudited financial statements of OBIO HK described in Section 2.2(f) hereof, and TABLE MESA shall have received a certificate signed on behalf of OBIO HK by the President of OBIO HK to such effect.

(c)

Closing Documents.  TABLE MESA shall have received such certificates and other closing documents as counsel for TABLE MESA shall reasonably request.

(d)

No Dissenting Shares.    The SHAREHOLDER shall have executed this Agreement and consented to completion of the Exchange ..

(e)

Consents.  OBIO HK shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not individually or in the aggregate, have a material adverse effect on OBIO HK and its subsidiaries and related entities taken as a whole or upon the consummation of the transactions contemplated hereby.  OBIO HK shall also have received the approval of the SHAREHOLDER in accordance with applicable law.

(f)

Due Diligence Review.  TABLE MESA shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of OBIO HK and its subsidiaries, and shall have determined that none of the representations or warranties of OBIO HK contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect and that OBIO HK is not otherwise in violation of any of the provisions of this Agreement.   The due diligence review must be completed 10 days after signing this Agreement.

(g)

Pending Litigation.  There shall not be any litigation or other proceeding pending or threatened in writing against any of the parties (i) the purpose of which is to restrain or invalidate the transactions contemplated by this Agreement or (ii) the consequences of which could reasonably be expected to be materially adverse to OBIO HK.

5.3

Conditions to Obligations of OBIO HK.  The obligation of the SHAREHOLDER to effect the Exchange is subject to the satisfaction of each of the following conditions unless waived by the SHAREHOLDER :

(a)

Representations and Warranties.  The representations and warranties of TABLE MESA set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and OBIO HK and the SHAREHOLDER shall have received a certificate signed on behalf of TABLE MESA by the President of TABLE MESA to such effect.

(b)

Performance of Obligations of TABLE MESA.  TABLE MESA shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and OBIO HK and the SHAREHOLDER shall have received a certificate signed on behalf of TABLE MESA by the President of TABLE MESA to such effect.

(c)

Closing Documents.   TABLE MESA shall have received such certificates and other closing documents as counsel for OBIO HK and the SHAREHOLDER shall reasonably request.

(d)

Consents.  OBIO HK and the SHAREHOLDER shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

(e)

Due Diligence Review.  OBIO HK and the SHAREHOLDER shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of TABLE MESA and shall have determined that none of the representations or warranties of TABLE MESA contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect and that TABLE MESA is not otherwise in violation of any of the provisions of this Agreement.

(f)

Pending Litigation.  There shall not be any litigation or other proceeding pending or threatened in writing against OBIO HK or the SHAREHOLDER (i) the purpose of which is to restrain or invalidate the transactions contemplated by this Agreement or (ii) the consequences of which could reasonably be expected to be materially adverse to TABLE MESA.

(g)

No Sale of Shares.

Each of the TM Shareholders shall have entered into a written lock-up agreement among the TM Shareholders and TABLE MESA, pursuant to which each TM Shareholder covenants and agrees that such TM Shareholder will not (i) lend, offer, pledge, sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any share of common stock of TABLE MESA (whether such shares or any such securities are then owned by the TM Shareholder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock of TABLE MESA, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock of TABLE MESA or such other securities, in cash or otherwise.  Such lock-up agreement shall become effective upon execution and shall remain effective during the period commencing on the date of this Agreement and ending on the earlier of (x) the date of acceptance by TABLE MESA and the SHAREHOLDER of a financing transaction in the amount of not less than US $5,000,000, or (y) the date of or a decision by the SHAREHOLDER to exercise the right of rescission pursuant to Section 6.5 hereof.

(h)

Officer and Director Resignations.  TABLE MESA shall have caused (i) each officer of TABLE MESA to have executed and delivered to the SHAREHOLDER a letter of resignation from all offices he or she holds with TABLE MESA effective immediately upon the Closing and (i) each director of TABLE MESA to have executed and delivered to the SHAREHOLDER a letter of resignation from his or her position as a director of TABLE MESA that will become effective upon the 10th day following the mailing by TABLE MESA to its stockholders the notice required by Rule 14f-1 under the Exchange Act.

(i)

Election of Directors.  TABLE MESA shall deliver to the SHAREHOLDER, evidence of the election of Mr. Francis Chi, and as Chief Executive Officer and President, and the election of Messrs. Francis Chi, Cheng, Kin Chung, Chan, Piu and Thoene, Jess, as directors of TABLE MESA effective upon Closing under this Agreement.

ARTICLE VI

TERMINATION AND AMENDMENT

6.1

Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)

by mutual consent of TABLE MESA, OBIO HK and the SHAREHOLDER;

(b)

by either TABLE MESA,  OBIO HK or the SHAREHOLDER if there has been a material breach by another party to this Agreement of any representation, warranty, covenant or agreement set forth herein,  which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable; or

(c)

by either TABLE MESA, OBIO HK or the SHAREHOLDER, if the

Exchange shall not have been consummated before October 31, 2009.

6.2

Effect of Termination.  In the event of termination of this Agreement by TABLE MESA, OBIO HK, or the SHAREHOLDER , as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto ; provided, however, that the obligations of the parties under Section 4.2 shall survive any such termination ..  In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.3

Amendment.  This Agreement may be amended by mutual agreement of TABLE MESA, OBIO HK and the SHAREHOLDER , provided that in the case of TABLE MESA and OBIO HK, any such amendment must be authorized by their respective Boards of Directors and , to the extent required by law, approved by their respective shareholders.   Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

6.4

Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

6.5

Right of Rescission.

The SHAREHOLDER shall have the right, exercisable at any time after the Effective Time and on or before the earlier of (i) March 31, 2010, or (ii) the date of acceptance by TABLE MESA and the  SHAREHOLDER of a financing transaction, to rescind the Exchange if the SHAREHOLDER determines, in its sole discretion, that TABLE MESA has not obtained satisfactory financing.  For the avoidance of doubt, a financing transaction for less than US$5,000,000 shall not be satisfactory unless waived by the SHAREHOLDER.  The right of rescission shall be exercisable by the SHAREHOLDER by written notice to TABLE MESA, OBIO HK and the Escrow Agent, if any.  Upon receipt of such written notice from the SHAREHOLDER, the SHAREHOLDER, or the Escrow Agent, if any, shall be obligated to return the Exchange Shares to TABLE MESA and TABLE MESA, or the Escrow Agent, if any, shall be obligated to return the shares of OBIO HK to the SHAREHOLDER.  Following return of the Exchange Shares to TABLE MESA, such shares shall be cancelled and returned to the status of authorized by unissued shares.  In conjunction with such rescission, the SHAREHOLDER agrees to cooperate with TABLE MESA and to take all necessary and appropriate steps to cause the officers and directors of TABLE MESA appointed pursuant to Section 4.4 hereof, to resign and to reappoint as the officers and directors of TABLE MESA the persons who previously served in such capacities prior to the Closing.  Further, TABLE MESA agrees to take such steps as may be necessary or appropriate to change its name from the name determined by OBIO HK pursuant to Section 4.5 hereof to a name that does not include “Obio” or any variation thereof.  It is further understood and agreed that

TABLE MESA shall be responsible for payment of all reasonable costs and expenses associated with the SHAREHOLDER’S exercise of the right of rescission described herein.

ARTICLE VII

GENERAL PROVISIONS

7.1

Survival of Representations, Warranties and Agreements.  All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for a period of three years from the date of this Agreement.

7.2

Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)

If to TABLE MESA:

Jay Lutsky

4807 S. Zang Way

Morrison, Co 80465

(b)

If to OBIO HK:

Cheng, Kin Chung

Suite 1111, Tower II, Silvercord, 30 Canton Road,

Tsimshatsui, Kowloon, Hong Kong

(c)

If to the SHAREHOLDER, at its address specified on Exhibit C hereto ..

7.3

Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “ include ” , “ includes ” or “ including ” are used in this Agreement, they shall be deemed to be followed by the words “ without limitation ” ..  The phrase “ made available ” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

7.4

Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.5

Entire Agreement; No Third Party Beneficiaries; Rights of Ownership.  This

Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6

Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of law.  Each party hereby irrevocably submits to the jurisdiction of any Nevada state court or any federal court in the State of Nevada in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

7.7

Publicity.  Except as otherwise required by law,  so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

7.8

Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

7.9

Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located it the State of Nevada or any Nevada state court, this being in addition to any other remedy to which they are entitled at law or in equity.

[ SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement for Share Exchange has been signed by the parties set forth below as of the date set forth above.

TABLE MESA ACQUISITIONS, INC.

By:/s/ Jay Lutsky, President Date: 10/14/09

OBIO PHARMACEUTICAL (H.K.), LTD.

By:/s/ Bill Piu Chan, Director Date: 10/14/09

SHAREHOLDER: OBIO PHARMACEUTICAL HOLDINGS LTD.

By: /s/ Francis Chi, Director Date: 10/14/09

EXHIBIT A

SHAREHOLDERS

OF

OBIO PHARMACEUTICAL (H.K.), LTD.

Shareholders of OBIO PHARMACEUTICAL (H.K.), LTD. before the Exchange	No. of shares	Per. Cent.

Obio Pharmaceutical Holdings, Ltd.	2	100%

Total:	2	100.00%

EXHIBIT B

SHAREHOLDERS

OF

TABLE MESA ACQUISITIONS, INC.

AFTER CLOSING OF SHARE EXCHANGE

Shareholders of TABLE MESA ACQUISITIONS, INC. after The Exchange	No. of shares	Percent
Obio Pharmaceutical Holdings, Ltd.	147,000,000	98%

Total:	150,000,000	100.00%

EXHIBIT C

ADDRESSES OF SHAREHOLDERS

OF

OBIO PHARMACEUTICAL (H.K.), LTD.

Name	Address
Obio Pharmaceutical Holdings, Ltd.	Suite 1111, Tower II, Silvercord, 30 Canton Road, Tsimshatsui, Kowloon, Hong Kong

EXHIBIT D

FORM OF ESCROW AGREEMENT